As filed with the Securities and Exchange Commission on August 3, 2022
Registration No. 333-232983

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREENHILL & CO., INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	51-0500737 (I.R.S. Employer Identification No.)
1271 Avenue of the Americas New York, New York (Address of Principal Executive Offices)	10020 (Zip Code)

GREENHILL & CO., INC. AMENDED 2019 EQUITY INCENTIVE PLAN
(Full title of the plan)

Gitanjali Pinto Faleiro
General Counsel & Corporate Secretary
Greenhill & Co., Inc.
1271 Avenue of the Americas
New York, New York 10020
(212) 389-1500

(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☑
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Greenhill & Co., Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 to deregister certain securities originally registered by the Company pursuant to its registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 2, 2019 (Registration Statement No. 333-232983) (the “Prior Registration Statement”) with respect to shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), thereby registered for offer or sale pursuant to Greenhill & Co., Inc. 2019 Equity Incentive Plan (the “2019 Plan”). The Company registered a total of 9,932,402 shares of Common Stock under the Prior Registration Statement.
The Company has since amended the 2019 Plan (the “Amended 2019 Plan”), as of April 27, 2022, the date the Company’s shareholders approved the Amended 2019 Plan. According to the terms of the Amended 2019 Plan, the 2,178,468 shares of Common Stock that remained available for grant under the 2019 Plan (the "Carryover Shares") are available for issuance under the Amended 2019 Plan. The Carryover Shares are hereby deregistered under the Prior Registration Statement.
Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register up to 8,158,887 shares of the Company’s Common Stock, which may be issued under the Amended 2019 Plan, including (i) 4,500,000 shares of the Company’s Common Stock that may be issued under the Amended 2019 Plan, (ii) 2,178,468 shares of the Company’s Common Stock that were not issued under the 2019 Plan that may now be offered or sold under the Amended 2019 Plan, and (iii) 1,480,419 shares of Common Stock representing the registrant’s estimate of future shares that are forfeited, cancelled, terminated, fail to vest or are otherwise not paid or delivered under the 2019 Plan that will become available for future issuance under the Amended 2019 Plan.
The Prior Registration Statement will remain in effect to cover the potential issuance of shares of Common Stock that remain subject to outstanding awards under the 2019 Plan. However, upon the forfeiture, expiration, termination, lapse or cash settlement (in whole or in part), of awards granted under the 2019 Plan, the Common Stock underlying such awards will become available for issuance under the Amended 2019 Plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 3rd day of August, 2022.

GREENHILL & CO., INC.

By:	/s/ Harold J. Rodriguez, Jr.
	Name:	Harold J. Rodriguez, Jr.
	Title:	Chief Financial Officer
No other person is required to sign this Post-Effective Amendment No. 1 to Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.